Exhibit 5.1

SNR Denton US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA	T +1 212 768 6700 F +1 212 768 6800 snrdenton.com

August 9, 2012

Board of Directors

One Liberty Properties, Inc.

60 Cutter Mill Road, Suite 303

Great Neck, NY 11021

Re: One Liberty Properties, Inc., Shelf Registration Statement on Form S-3 (File No. 333-169495)

Ladies and Gentlemen:

In our capacity as counsel to One Liberty Properties, Inc., a corporation organized under the laws of the State of Maryland (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-3 (File No. 333-169495) (the “Registration Statement”), which Registration Statement was initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement filed pursuant to Rule 424(b) under the Act, dated August 9, 2012 (the “Prospectus Supplement”), under which up to $50,000,000 of shares (the “Shares”) of common stock, par value $1.00 per share, of the Company have been registered, to be sold from time to time by the Company pursuant to an Equity Offering Sales Agreement dated August 9, 2012 between the Company and Deutsche Bank Securities, Inc. (the “Agreement”).

This opinion is being delivered to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s Articles of Amendment and Restatement, as amended, (ii) the Company’s By-Laws, as amended, (iii) the Registration Statement, including the prospectus contained therein (the “Base Prospectus”), (iv) the Prospectus Supplement (the Base Prospectus and the Prospectus Supplement are collectively referred to herein as the “Prospectus”), (v) corporate proceedings of the Company relating to the Shares, and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against due payment therefor in accordance with the terms set forth in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland (excluding local laws) and the federal law of the United States of America.  In this regard, we note that we do not practice law in the State of Maryland and do not maintain any office therein.  Any opinions expressed herein with respect to the law of the State of Maryland have been reviewed by a member of our firm admitted to practice law in the State of Maryland.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the Prospectus comprising a part of the Registration Statement and any amendment thereto.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SNR Denton US LLP

SNR Denton US LLP